Exhibit  99.1
                                                                   -------------



                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                           Terry J. Logan, Ph.D.
                                                N-Viro International Corporation
                                                                tlogan@nviro.com
                                                                  (419) 535-6374


         HEADWATERS ANNOUNCES PURCHASE OF N-VIRO'S JOINT VENTURE PARTNER

TOLEDO, OH, FEBRUARY 24, 2004 - HEADWATERS INCORPORATED (NASDAQ: HDWR) of South Jordan, Utah has recently announced that it has entered into a definitive agreement to purchase VFL Technology Corporation of West Chester, Pennsylvania subject to due diligence. VFL Technology and N-VIRO INTERNATIONAL CORPORATION (OTC BB/NVIC.OB) jointly own Florida N-Viro L.P, which has the exclusive use in Florida of N-Viro's patented pasteurization and stabilization technologies for the treatment of organic wastes using mineral byproducts including coal combustion byproducts. Florida N-Viro operates from its Ft. Meade and Volusia, Florida facilities.

Under  the  terms  of  the agreement, Headwaters will acquire 100 percent of VFL
Technology stock in a transaction valued at approximately $29 million. The acquisition complements the coal combustion product management operations of ISG Resources, Headwater's wholly-owned subsidiary. ISG Resources is the nation's largest manager and marketer of coal combustion products - with approximately 20 million tons of CCPs from 115 power plants under contract.

N-Viro International develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.

The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes.
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